Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

SECOND QUARTER 2022 RESULTS

New York, NY – August 9, 2022– International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the second quarter of 2022.

HIGHLIGHTS & RECENT DEVELOPMENTS

•	Net income for the second quarter was $69.0 million, or $1.38 per diluted share, compared to a net loss of $18.8 million, or $0.67 per diluted share, in the second quarter of 2021. Net income for the second quarter of 2022 excluding one-time items (described below) was $71.5 million, or $1.43 per diluted share.

•	Adjusted EBITDA(A) for second quarter was approximately $111.7 million.

•	Cash(B) was $231.7 million as of June 30, 2022; total liquidity was $451.7 million, including $220.0 million of undrawn revolver capacity.

•	Balance Sheet Enhancements:

•	Executed sale for $140 million in net cash proceeds from the Company’s 50% interest in an FSO joint venture.

•	Consolidated senior secured debt into a new single facility with an aggregate capacity of $750 million, composed of a $530 million term loan and a $220 million revolving credit facility. The facility has sustainability-linked features, which today compose of 58% of the Company’s total debt portfolio.

•	Repaid $70 million total outstanding under the revolving credit facility. The Company has $220 million of undrawn capacity.

•	Repaid the total $25 million outstanding balance of the 8.5% senior notes due June 2023 on August 5, 2022.

•	Refinanced two MRs through sale and leaseback arrangement with Japanese leasing companies, which resulted in net proceeds of approximately $15 million.

•	Returns to Shareholders:

•	Doubled the regular quarterly cash dividend to $0.12 per share, which was paid in June 2022, representing the tenth consecutive quarter of quarterly dividends

•	Returned to shareholders a cumulative $103.4 million since the start of 2020.

•	Extended share buyback program to the end of 2023 and increased authorization to $60 million

•	Fleet Optimization Program:

•	Sold all four remaining Handysize vessels, built in 2006, which generated net proceeds of approximately $30 million in aggregate, after debt repayment. Also sold a 2008-built MR vessel, resulting in net proceeds of approximately $10 million, after debt repayment and savings on upcoming third special survey and ballast water treatment installation costs estimated at approximately $3 million.

•	Sold for recycling its two remaining Panamax vessels with an average age of 19 years to capitalize on historically high recycle values. Net proceeds from the unencumbered vessels were about $14 million. All recycling was conducted in accordance with the Hong Kong Convention.

“During the second quarter, we demonstrated Seaways’ significant operating leverage and earnings power,” said Lois K. Zabrocky, International Seaways’ President and CEO. “We capitalized on oil markets that were the strongest we’ve seen since before the pandemic based on strong demand, supply constraints and depleted inventories as the world grapples with energy security. Refined product oil demand, particularly gasoline and middle distillates has outpaced supply even as refinery utilization is well above pre-pandemic levels.”

Ms. Zabrocky added, “After a little more than a year since our transformational merger that tripled our fleet size and diversified our tanker portfolio with the addition of over 40 product carriers, Seaways is well positioned for the strong underlying fundamentals that we expect to firm the tanker markets over the next few years. We expect continued growing demand, limited fleet growth and higher utilization from the longer distances between oil supply sources and demand destinations. Amidst the strengthening market, we took decisive steps in the second quarter to further advance Seaways’ industry position, while unlocking value for shareholders, enhancing our financial strength, and capitalizing on our increased scale. Doubling our quarterly dividend to $0.12 per share is an important milestone and reflects our prioritization of enhancing returns to shareholders, which have totaled over $100 million since the beginning of 2020.”

Jeff Pribor, the Company’s CFO stated, “During the quarter we successfully unlocked the value of the FSO joint venture, receiving approximately $140 million in cash, closed on a new credit facility that extended our maturities and repaid our revolver to be fully undrawn at $220 million of capacity. As a result of these initiatives and our cash flow generation, we grew our total liquidity at quarter’s end to over $450 million and improved our net loan to value to 37%. With our substantial liquidity and $60 million outstanding on our share repurchase authorization, we remain focused on building upon our track record of returning capital to shareholders while taking advantage of accretive opportunities to create enduring value.”

SECOND QUARTER 2022 RESULTS

Net income for the second quarter of 2022 was $69.0 million, or $1.38 per diluted share, compared to a net loss of $18.8 million, or $0.67 per diluted share, for the second quarter of 2021. The reported net income for the second quarter of 2022 includes the impact of one-time items, consisting of the gain on disposal of vessels, net of impairments, loss on sale of investments in affiliated companies, debt modification expenses and write-off of deferred financing costs, which aggregated to $2.4 million. Excluding these items, net income for the second quarter of 2022 was $71.5 million, or $1.43 per diluted share. The increase in the second quarter of 2022 reflects substantially higher TCE revenues and a significant increase in revenue days as a result of the merger that were partially offset by higher operating expenses (vessel expenses, depreciation and amortization, general and administrative expenses) and interest expense, reflecting the merger that closed in the third quarter of 2021.

Consolidated TCE revenues(C) for the second quarter were $185.5 million, compared to $44.7 million for the second quarter of 2021. This increase in TCE revenue reflects an increase of over 3,800 revenue days of the significantly larger post-merger fleet. Shipping revenues for the second quarter were $188.2 million, compared to $46.3 million for the second quarter of 2021.

Adjusted EBITDA(A) for the second quarter was $111.7 million, compared to $9.8 million for the second quarter of 2021.

Crude Tankers

TCE revenues for the Crude Tankers segment were $59.5 million for the second quarter, compared to $31.1 million for the second quarter of 2021. This increase was primarily attributable to an increase in spot rates as the average spot earnings of the VLCC, Suezmax and Aframax sectors were $16,400, $23,700 and $34,100 per day, respectively, compared with $13,700, $18,500 and $8,600 per day, respectively, during the second quarter of 2021. Additionally, there was an increase of approximately 475 revenue days as a result of changes in fleet composition resulting from the merger and our fleet optimization program. Shipping revenues for the Crude Tankers segment were $62.1 million for the second quarter of 2022, compared to $32.5 million for the second quarter of 2021.

Product Carriers

TCE revenues for the Product Carriers segment were $126.1 million for the second quarter, compared to $13.6 million for the second quarter of 2021. This significant increase is attributable substantially higher spot rates with average spot earnings for the LR1 and MR sectors of $25,900 and $30,400 per day, respectively, in the second quarter of 2022 compared with $15,300 and $10,600 per day, respectively, in the second quarter of 2021. Additionally, an increase of about 3,400 revenue days as a result of the merger contributed to higher revenues. Shipping revenues for the Product Carriers segment were $126.1 million for the second quarter, compared to $13.8 million for the second quarter of 2021.

FIRST HALF 2022 RESULTS

Net income for the first half of 2022 was $56.0 million, or $1.12 per diluted share, compared to a net loss of $32.1 million, or $1.15 per diluted share, for the first half of 2021.

Consolidated TCE revenues for the first half of 2022 were $283.5 million, compared to $89.9 million for the first half of 2021. Shipping revenues for the first half of 2022 were $289.7 million, compared to $93.1 million for the first half of 2021.

Adjusted EBITDA for the first half of 2022 was $137.7 million, compared to $20.5 million for the first half of 2021.

Crude Tankers

TCE revenues for the Crude Tankers segment were $95.9 million for the first half of 2022, compared to $67.0 million for the first half of 2021. Shipping revenues for the Crude Tankers segment were $101.7 million for the first half of 2022, compared to $70.1 million for the first half of 2021.

Product Carriers

TCE revenues for the Product Carriers segment were $187.6 million for the first half of 2022 compared to $22.8 million for the first half of 2021. Shipping revenues for the Product Carriers segment were $188.0 million for the first half of 2022, compared to $23.0 million for the first half of 2021.

SALE OF FSO JOINT VENTURE

In June 2022, the Company sold its 50% stake in two floating storage and offshore (“FSO”) vessels to its joint venture partner. The Company received proceeds, net of adjustments for working capital and expenses, of $140 million.

SENIOR SECURED DEBT REFINANCING

In May 2022, the Company executed a new five-year senior secured credit facility (the “$750m Facility”) with an aggregate capacity of $750 million, composed of a term loan of $530 million and a revolving credit facility of $220 million. The proceeds from the $750m Facility, which included a draw on the revolving credit facility of $70 million, were used to repay three existing facilities aggregating approximately $575 million at the time of closing. The $750m Facility, which was nearly two times oversubscribed, achieved the Company’s goals to extend debt maturities, reduce the average margin and lower scheduled quarterly principal amortization.

Under the terms of the $750m Facility, interest bears at a rate of SOFR plus a margin of 240 basis points (“bps”), representing a savings of approximately 15 bps from the average of the prior facilities. Scheduled quarterly principal payments are $30.6 million, which saves the Company approximately $4 million per annum and the first repayment is due in November 2022, corresponding to additional cash savings of approximately $60 million in 2022.

The covenant structure of the $750m Facility is similar to the prior facilities with enhanced sustainability-linked features, which may impact the margin by five bps. The sustainability targets are measured in three categories: reductions in carbon emissions outlined in the Poseidon Principles, a target of $3 million for annual spending on energy efficiency improvements, decarbonization and other environmental related initiatives, and a safety target measured in Lost Time Incident Frequency performance against an average published by Intertanko.

SALE AND LEASEBACK TRANSACTIONS

During the second quarter of 2022, the Company entered eight-year lease financing arrangements for the sale and leaseback of two 2010-built MRs. The transactions generated net proceeds of $15.4 million net of debt repayment.

REDEMPTION OF 8.5% SENIOR NOTES

On August 5, 2022, the Company redeemed the $25 million aggregate principal outstanding of the 8.5% senior notes due June 2023.

VESSEL SALES AND RECYCLING

During the first half of 2022, the Company sold two Panamaxes, built between 2002 and 2004, which delivered to the buyers in April 2022 for recycling compliant with the Hong Kong Convention. The Company received proceeds of approximately $13.9 million of which $10.2 million was received prior to the end of the first quarter.

During the second quarter of 2022, the Company sold all four of its remaining Handysize vessels, generating proceeds, net of debt repayment, of approximately $30.0 million. The Company also sold a 2008-built MR in the second quarter, receiving proceeds, net of debt repayment, of approximately $10.0 million.

RETURNING CASH TO SHAREHOLDERS

During the second quarter, the Company increased its dividend from $0.06 per share to $0.12 per share. On June 29, 2022, the Company paid approximately $6.0 million in dividends.

The Company’s Board of Directors declared a regular quarterly dividend of $0.12 per share of common stock on August 4, 2022. The dividend will be paid on September 28, 2022 to shareholders with a record date at the close of business on September 14, 2022.

The Company’s Board of Directors authorized an upsize of the share repurchase program to $60 million from $33 million and extended the expiration of the program to the end of 2023.

CONFERENCE CALL

The Company will host a conference call to discuss its second quarter 2022 results at 9:00 a.m. Eastern Time (“ET”) on Tuesday, August 9, 2022. To access the call, participants should dial (844) 200-6205 for domestic callers and (929) 526-1599 for international callers and entering 772255. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until August 16, 2022 by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 031625.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 78 vessels, including 13 VLCCs (including three newbuildings), 13 Suezmaxes, five Aframaxes/LR2s, eight LR1s and 39 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the consequences of the Company’s merger with Diamond S and plans to issue dividends, its prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2021 for the Company, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations
($ in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$164,727	$26,455	$248,489	$51,114
Time and bareboat charter revenues	8,133	11,714	14,308	26,412
Voyage charter revenues	15,337	8,135	26,882	15,534
Total Shipping Revenues	188,197	46,304	289,679	93,060

Operating Expenses:
Voyage expenses	2,658	1,586	6,165	3,173
Vessel expenses	59,563	27,877	119,880	54,204
Charter hire expenses	7,693	5,863	15,002	11,604
Depreciation and amortization	27,256	17,079	54,256	33,833
General and administrative	10,847	6,831	21,013	15,012
Third-party debt modification fees	900	—	1,087	-
Merger and integration related costs	—	481	—	481
(Gain)/loss on disposal of vessels and other property, net of impairments	(8,102)	4,005	(9,478)	4,016
Total operating expenses	100,815	63,722	207,925	122,323
Income/(loss) from vessel operations	87,382	(17,418)	81,754	(29,263)
Equity in (loss)/income of affiliated companies	(5,162)	5,375	435	10,843
Operating income/(loss)	82,220	(12,043)	82,189	(18,420)
Other (expense)/income	(574)	267	(800)	559
Income/(loss) before interest expense and income taxes	81,646	(11,776)	81,389	(17,861)
Interest expense	(12,558)	(7,006)	(25,298)	(14,286)
Income/(loss) before income taxes	69,088	(18,782)	56,091	(32,147)
Income tax provision	(52)	(1)	(56)	(1)
Net income/(loss) attributable to the Company	$69,036	$(18,783)	$56,035	$(32,148)

Weighted Average Number of Common Shares Outstanding:
Basic	49,602,181	28,051,946	49,586,847	28,037,957
Diluted	49,878,645	28,051,946	49,754,876	28,037,957

Per Share Amounts:
Basic net earnings/(loss) per share	$1.39	$(0.67)	$1.13	$(1.15)
Diluted net earnings/(loss) per share	$1.38	$(0.67)	$1.12	$(1.15)

Consolidated Balance Sheets
($ in thousands)
	June 30,	December 31,
	2022	2021
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$230,666	$97,883
Voyage receivables	181,905	107,096
Other receivables	6,779	5,651
Inventories	804	2,110
Prepaid expenses and other current assets	14,086	11,759
Current portion of derivative asset	763	-
Total Current Assets	435,003	224,499

Restricted cash	1,054	1,050
Vessels and other property, less accumulated depreciation	1,723,742	1,802,850
Vessels construction in progress	71,036	49,291
Deferred drydock expenditures, net	57,592	55,753
Operating lease right-of-use assets	20,917	23,168
Investments in and advances to affiliated companies	39,832	180,331
Long-term derivative asset	-	1,296
Time charter contracts acquired, net	159	842
Other assets	14,906	7,700
Total Assets	$2,364,241	$2,346,780

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$38,237	$44,964
Current portion of operating lease liabilities	9,875	8,393
Current installments of long-term debt	160,790	178,715
Current portion of derivative liability	-	2,539
Total Current Liabilities	208,902	234,611
Long-term operating lease liabilities	9,172	12,522
Long-term debt	912,900	926,270
Long-term derivative liability	529	757
Other liabilities	1,590	2,288
Total Liabilities	1,133,093	1,176,448

Equity:
Total Equity	1,231,148	1,170,332
Total Liabilities and Equity	$2,364,241	$2,346,780

Consolidated Statements of Cash Flows
($ in thousands)
	Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income/(loss)	$56,035	$(32,148)
Items included in net loss not affecting cash flows:
Depreciation and amortization	54,256	33,833
Loss on write-down of vessels and other assets	1,697	3,497
Amortization of debt discount and other deferred financing costs	1,955	1,077
Amortization of time charter hire contracts acquired	684	—
Deferred financing costs write-off	261	—
Stock compensation	2,728	2,263
Earnings of affiliated companies	(10,017)	(10,843)
Write-off of registration statement costs	—	694
Other – net	(327)	831
Items included in net income/(loss) related to investing and financing activities:
(Gain)/loss on disposal of vessels and other assets, net	(11,175)	519
Loss on sale of investments in affiliated companies	9,512	—
Cash distributions from affiliated companies	2,250	3,625
Payments for drydocking	(25,789)	(14,720)
Insurance claims proceeds related to vessel operations	2,035	710
Changes in operating assets and liabilities	(69,260)	(11,856)
Net cash provided by/(used in) operating activities	14,845	(22,518)
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(53,801)	(24,130)
Proceeds from disposal of vessels and other property, net	79,614	3,431
Expenditures for other property	(509)	(271)
Investments in and advances to affiliated companies, net	(838)	(95)
Proceeds from sale of investments in affiliated companies	140,069	—
Net cash provided by investing activities	164,535	(21,065)
Cash Flows from Financing Activities:
Borrowings on long term debt, net of lenders' fees	641,050	—
Repayments of debt	(717,913)	(30,742)
Proceeds from sale and leaseback financing, net of issuance and deferred financing costs	60,076	—
Payments on sale and leaseback financing	(18,816)	—
Cash payments on derivatives containing other-than-insignificant financing elements	—	(2,623)
Common stock issuance costs	—	(717)
Payments of deferred financing costs	(556)	(49)
Cash dividends paid	(8,941)	(3,369)
Cash paid to tax authority upon vesting of stock-based compensation	(1,493)	(1,030)
Net cash provided used in financing activities	(46,593)	(38,530)
Net increase/(decrease) in cash, cash equivalents and restricted cash	132,787	(82,113)
Cash, cash equivalents and restricted cash at beginning of year	98,933	215,677
Cash, cash equivalents and restricted cash at end of period	$231,720	$133,564

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended June 30, 2022 and the comparable period of 2021. Revenue days in the quarter ended June 30, 2022 totaled 6,688 compared with 2,846 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $643 and $641 per day for the three months ended June 30, 2022 and 2021, respectively.

	Three Months Ended June 30, 2022			Three Months Ended June 30, 2021
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$16,441	$43,903		$13,684	$43,877
Number of Revenue Days	808	91	899	651	91	742
Suezmax
Average TCE Rate	$23,684	$26,698		$18,485	$-
Number of Revenue Days	963	91	1,054	182	-	182
Aframax
Average TCE Rate	$34,116	$-		$8,589	$-
Number of Revenue Days	326	-	326	266	-	266
Panamax
Average TCE Rate	$-	$-		$16,535	$11,396
Number of Revenue Days	-	-	-	91	523	614
Total Crude Tankers Revenue Days	2,097	182	2,279	1,190	614	1,804
Product Carriers
Aframax (LR2)
Average TCE Rate	$-	$17,143		$-	$17,784
Number of Revenue Days	-	91	91	-	91	91
Panamax (LR1)
Average TCE Rate	$25,910	$-		$15,291	$-
Number of Revenue Days	787	-	787	541	-	541
MR
Average TCE Rate	$30,436	$19,175		$10,627	$-
Number of Revenue Days	3,386	19	3,405	410	-	410
Handy
Average TCE Rate	$19,521	$-		$-	$-
Number of Revenue Days	126	-	126	-	-	-
Total Product Carriers Revenue Days	4,299	110	4,409	951	91	1,042
Total Revenue Days	6,396	292	6,688	2,141	705	2,846

Revenue days in the above tables exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

During the 2022 and 2021 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of June 30, 2022, INSW’s fleet totaled 78 vessels, including three newbuilds and 75 operating vessels, of which 62 were owned and 16 were chartered in.

	Vessels Owned		Vessels Chartered-in(1)		Total at July 1, 2022
Vessel Fleet and Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
VLCC	4	4	6	6	10	10	3,012,171
Suezmax	13	13	-	-	13	13	2,061,971
Aframax	1	1	3	3	4	4	452,375
Crude Tankers	18	18	9	9	27	27	5,526,517

LR2	-	-	1	1	1	1	112,691
LR1	6	6	2	2	8	8	595,134
MR	35	35	4	4	39	39	1,956,718
Product Carriers	41	41	7	7	48	48	2,664,543

Total Operating Fleet	59	59	16	16	75	75	8,191,060

Newbuild Fleet
VLCC	3	3	-	-	3	3	900,000

Total Newbuild Fleet	3	3	-	-	3	3	900,000

Total Operating and Newbuild Fleet	62	62	16	16	78	78	9,091,060

(1) Includes both bareboat charters and time charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss) as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2022	2021	2022	2021
Net income/(loss)	$69,036	$(18,783)	$56,035	$(32,148)
Income tax provision	52	1	56	1
Interest expense	12,558	7,006	25,298	14,286
Depreciation and amortization	27,256	17,079	54,256	33,833
EBITDA	108,902	5,303	135,645	15,972
Amortization of time charter contracts acquired	344	-	684	-
Third-party debt modification fees	900	-	1,087	-
Loss on sale of investments in affiliated companies	9,512	-	9,512	-
Merger and integration related costs	-	481	-	481
(Gain)/loss on disposal of vessels and other property, including impairments	(8,102)	4,005	(9,478)	4,016
Write-off of deferred financing costs	128	-	261	-
Adjusted EBITDA	$111,684	$9,789	$137,711	$20,469

(B) Cash

	June 30,	December 31,
($ in thousands)	2022	2021
Cash and cash equivalents	$230,666	$97,883
Restricted cash	1,054	1,050
Total Cash	$231,720	$98,933

(C) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliations of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2022	2021	2022	2021
Time charter equivalent revenues	$185,539	$44,718	$283,514	$89,887
Add: Voyage expenses	2,658	1,586	6,165	3,173
Shipping revenues	$188,197	$46,304	$289,679	$93,060